NEWS

SPATIALIGHT ANNOUNCES THE ADDITION OF ROBERT C. MUNRO TO AUDIT COMMITTEE

NOVATO, CA. February 2, 2007 - SpatiaLight, Inc. (NASDAQ: HDTV), a leading developer and manufacturer of ultra high-resolution Liquid Crystal on Silicon (LCoS) microdisplays, announced today that Robert C. Munro has joined the Audit Committee of the Board of Directors of SpatiaLight, filling the vacancy left by the retirement of Lawrence J. Matteson on December 31, 2006. SpatiaLight is now in compliance with NASDAQ’s Audit Committee guidelines by having a committee consisting of three independent directors as required by Marketplace Rule 4250.

“We are pleased to have Robin join the Audit Committee. He will be a valuable asset to the Company in this capacity and we appreciate his continued support,” said David Hakala, SpatiaLight Chairman and Chief Executive Officer.

About SpatiaLight

SpatiaLight, Inc., founded in 1989, manufactures high-resolution LCoS imagers for use in high-definition display applications such as rear projection televisions, monitors, front projection systems, near-to-eye applications, micro-projectors and other display applications. The company’s primary manufacturing facility is located in South Korea. SpatiaLight is committed to developing microdisplay technologies that will be the standard for the next generation of high definition televisions and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the Company’s website at: http://www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight’s current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “we are confident” or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-Q and 10-K.

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For additional information, please contact:

SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693